Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-262067

Issuer Free Writing Prospectus

Republic of Peru’s U.S.$ 2,500,000,000 6.060% U.S. Dollar-Denominated Global Bonds due 2038 (“2038 Bonds”)

This pricing supplement (this “Pricing Supplement”) to the preliminary prospectus supplement dated November 9, 2026 (the “Preliminary Prospectus Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the information in the Preliminary Prospectus Supplement.

Final terms and conditions as of November 9, 2026

Issuer	Republic of Peru
Issue Type	SEC-Registered
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Santander US Capital Markets LLC
Issue Amount	U.S.$ 2,500,000,000
Issue Price	99.899%, plus accrued interest, if any, from November 16, 2026
Settlement Date	November 16, 2026 (T+4)
Denominations	U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof
Maturity Date	November 16, 2038
Optional Make-Whole Redemption	Prior to August 16, 2038, make-whole call at Treasury Rate plus 20 basis points
Optional Par Redemption	On and after August 16, 2038, call at 100%
Regular Record Dates	May 13 and November 13 of each year
Coupon	6.060% per annum
Interest Payment Dates	May 16 and November 16 of each year, beginning on May 16, 2027
UST Price/Yield at Pricing	97-30 / 4.892%
Benchmark Instrument	4.625% U.S. Treasury due August 15, 2036
Offer Spread	+118 bps
Yield to Maturity	6.072%
Gross Proceeds to Issuer	U.S.$ 2,497,475,000
Interest Rate Basis	30/360

Governing Law	State of New York
Clearing	DTC / Euroclear / Clearstream
ISIN	US715638FG26
CUSIP	715638 FG2
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the U.S. Securities and Exchange Commission’s (“SEC”) website and also accompanies this free writing prospectus:

Preliminary Prospectus Supplement dated November 9, 2026 to Prospectus dated January 25, 2022:

sec.gov/Archives/edgar/data/77694/000095010326017129/dp256510_424b2.htm
sec.gov/Archives/edgar/data/77694/000095010326017128/dp256499_18k.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling:

Citigroup Global Markets Inc.: +1 (800) 831-9146

Credit Agricole Securities (USA) Inc.: +1 (212) 261-7802

Deutsche Bank Securities Inc.: +1 (212) 250-2955

Santander US Capital Markets LLC: + 1 (855) 403- 3636

Delivery of the 2038 Bonds is expected on or about November 16, 2026, which will be the fourth business day following the date of pricing of the 2038 Bonds (“T+4”). Under Rule 15c6–1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2038 Bonds prior to one business day before the Settlement Date will be required, by virtue of the fact that the 2038 Bonds initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2038 Bonds who wish to trade 2038 Bonds prior to one business day before the Settlement Date should consult their own advisor.

Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Republic of Peru (the “Republic”) nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer in the EEA of securities which are the subject of the offers contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of securities shall require the Republic or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus

Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation.  Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”), subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the UK MiFIR Product Governance Rules. Neither the Republic nor any of the underwriters makes any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of the bonds in the UK will be made pursuant to an exception under the UK Financial Conduct Authority’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM”) made under the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) from the requirement to produce a prospectus for offers of bonds and from the prohibition on public offers of relevant securities under the POATRs. Neither the Republic nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs. Neither the Republic nor any of the underwriters have authorized, nor do they authorize, the making of any offer of the securities through any financial intermediary, other than offers made by the relevant underwriter, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “United Kingdom” or the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Each person in the UK who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” as defined in paragraph 15 of Schedule 1 to the POATRs; and (2) not a “retail investor” (as defined above).

This Pricing Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

Issuer Free Writing Prospectus

Republic of Peru’s U.S.$ 2,000,000,000 6.450% U.S. Dollar-Denominated Global Bonds due 2056 (“2056 Bonds”)

This pricing supplement (this “Pricing Supplement”) to the preliminary prospectus supplement dated November 9, 2026 (the “Preliminary Prospectus Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the information in the Preliminary Prospectus Supplement.

Final terms and conditions as of November 9, 2026

Issuer	Republic of Peru
Issue Type	SEC-Registered
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Santander US Capital Markets LLC
Issue Amount	U.S.$ 2,000,000,000
Issue Price	99.527%, plus accrued interest, if any, from November 16, 2026
Settlement Date	November 16, 2026 (T+4)
Denominations	U.S. $1,000 and integral multiples of U.S.$1,000 in excess thereof
Maturity Date	November 16, 2056
Optional Make-Whole Redemption	Prior to May 16, 2056, make-whole call at Treasury Rate plus 20 basis points
Optional Par Redemption	On and after May 16, 2056, call at 100%
Regular Record Dates	May 13 and November 13 of each year
Coupon	6.450% per annum
Interest Payment Dates	May 16 and November 16 of each year, beginning on May 16, 2027
UST Price/Yield at Pricing	95-24 / 5.286%
Benchmark Instrument	5.000% U.S. Treasury due May 15, 2056
Offer Spread	+120 bps
Yield to Maturity	6.486%
Gross Proceeds to Issuer	U.S.$ 1,990,540,000
Interest Rate Basis	30/360

Governing Law	State of New York
Clearing	DTC / Euroclear / Clearstream
ISIN	US715638FH09
CUSIP	715638 FH0
Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the U.S. Securities and Exchange Commission’s (“SEC”) website and also accompanies this free writing prospectus:

Preliminary Prospectus Supplement dated November 9, 2026 to Prospectus dated January 25, 2022:

sec.gov/Archives/edgar/data/77694/000095010326017129/dp256510_424b2.htm
sec.gov/Archives/edgar/data/77694/000095010326017128/dp256499_18k.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling:

Citigroup Global Markets Inc.: +1 (800) 831-9146

Credit Agricole Securities (USA) Inc.: +1 (212) 261-7802

Deutsche Bank Securities Inc.: +1 (212) 250-2955

Santander US Capital Markets LLC: + 1 (855) 403- 3636

Delivery of the 2056 Bonds is expected on or about November 16, 2026 which will be the fourth business day following the date of pricing of the 2056 Bonds (“T+4”). Under Rule 15c6–1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2056 Bonds prior to one business day before the Settlement Date will be required, by virtue of the fact that the 2056 Bonds initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2056 Bonds who wish to trade 2056 Bonds prior to one business day before the Settlement Date should consult their own advisor.

Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Republic of Peru (the “Republic”) nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of securities in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer in the EEA of securities which are the subject of the offers contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of securities shall require the Republic or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus

Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a “qualified investor” as defined in the Prospectus Regulation.  Neither the Republic nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in the EEA who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”), subsequently offering, selling or recommending the securities is responsible for undertaking its own target market assessment in respect of the securities and determining the appropriate distribution channels for the purposes of the UK MiFIR Product Governance Rules. Neither the Republic nor any of the underwriters makes any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This Pricing Supplement and the Preliminary Prospectus Supplement have been prepared on the basis that any offer of the bonds in the UK will be made pursuant to an exception under the UK Financial Conduct Authority’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM”) made under the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) from the requirement to produce a prospectus for offers of bonds and from the prohibition on public offers of relevant securities under the POATRs. Neither the Republic nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities to any legal entity which is not a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs. Neither the Republic nor any of the underwriters have authorized, nor do they authorize, the making of any offer of the securities through any financial intermediary, other than offers made by the relevant underwriter, which constitute the final placement of the securities contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “United Kingdom” or the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No. 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Each person in the UK who receives any communication in respect of, or who acquires any securities under, the offers to the public contemplated in this Pricing Supplement and the Preliminary Prospectus Supplement, or to whom the securities are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Republic that it and any person on whose behalf it acquires securities is: (1) a “qualified investor” as defined in paragraph 15 of Schedule 1 to the POATRs; and (2) not a “retail investor” (as defined above).

This Pricing Supplement is for distribution only to persons who: (i) are outside the United Kingdom; (ii) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”); (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.